PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT ("Agreement") entered effective on this 27th day of March 2001, by and among Paul W. Gardyn ("Seller"); Traderight, Corp. d/b/a/ Traderight Securities, Inc., a Florida Corporation ("Traderight"); and Traderight Securities, LLC, a Florida Limited Liability Corporation ("Tradeology") herein called ("Buyer") ("Buyer and Seller" herein collectively called " the parties").

WITNESSETH:

     WHEREAS, Seller is sole shareholder of Traderight, a Broker/Dealer registered with the NASD, SEC, AL, CA, CO, CT, DC, FL, GA, HI, IA, ID, IL ,LA, MA, MD, MI, MT, NC, NM, NV, NY, OK, OR, PA, RI, SC, SD, TN, UT, WA, WI, WV, and WY; and

     WHEREAS,  Buyer  is  a  Florida  LLC  and

     WHEREAS, Buyer desires to purchase from the Seller all shares in Traderight a Broker/Dealer business as a going concern, free of any obligations for accounts payable or other liabilities of Traderight subject to the terms and conditions and based upon Seller's representations, warranties and covenants hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and the mutual benefits to be derived therefrom, the parties agree as follows:

1.          EVENTS  PRECEDING  EFFECTIVENESS
--          --------------------------------

This agreement is contingent on Buyers substitution of Traderight's cash in the capital accounts and other pre paid expenses as per per Exhibit "A" upon contract execution and the cash in the capitol accounts per Exhibit "A" and other pre paid expenses as per Exhibit "A" being paid to Gardyn upon signing of the Purchase and Sale agreement. This agreement is subject to Buyers receiving approval, registration and membership by the NASD, SEC, State of Florida, etc. as required by lawfully continue the Broker/Dealer as a going concern. The Buyer of Traderight shall have procured all regulatory approvals, consents, waivers or administrative actions of governmental entities or other persons or agencies that are necessary or appropriate to the consummation of the transactions contemplated by this Agreement, and no approval, consent, waiver or administrative action referred to in this Section shall have included and condition or requirement that would (i) result in a materially adverse effect on Buyers or Sellers or (ii) so materially and adversely affect the economic or business benefits of the purchase that Buyers, in the judgment of Buyers and Seller, would not have entered into this Agreement has such conditions or requirements been known at the date hereof.

2.          SALE  OF  BUSINESS
--          ------------------

Seller shall sell to Buyer all its shares of Traderight. Said shares to be sold represent One Hundred percent (100%) equity ownership of Traderight, as a going concern, with its Broker Dealer license in good standing and as a registered member of the NASD. Title to shares of Traderight are solely owned by Gardyn and are free and clear of any pledge, lien, claim, restriction or encumbrance of any kind or nature. Such sale shall include the following: the goodwill of the firm; the exclusive right to use the trade name Traderight; all Traderight checking and deposit accounts held in financial institutions or clearing agencies as elected by Buyer or retain; all records, correspondence, files, and , subject to the provisions of paragraph 3, all contracts agreements and accounts between the firm, customers and clearing agencies; the corporation of the Broker/Dealer, and delivery at closing the corporation books of accounting and tax records, provided that Seller's may keep copies and shall have access to originals as may be reasonably required for tax or regulatory purposes; stock certificates representing all of the shares, duly endorsed or accompanied by duly executed stock powers for transfer to buyer, company's minute books, stock record books, corporate seals, articles of incorporation, and By-laws of the company, Broker/Dealer records not limited to: Supervisory Procedures, Business Plan, compliance, firm element of continuing education, etc. However, such sale shall exclude the www.traderightonline.com domain name and any educational
                     ------------------------
materials  and  educational  technologies.

3.          ESCROW  AND  CLOSING
--          --------------------

Buyer shall place Twenty-Five Thousand Dollars ($25,000.00) with Buyers Escrow Agent, Beggs & Vecchio, Attorneys at Law, 2929 East Commercial Blvd., Penthouse Suite A, Ft. Lauderdale, FL 33308. At closing, determined by, contingent on and within 3 business days of the approval of the NASD, the SEC, the State of Florida has been received by the Buyer at one or more Closings shall pay over to the Seller all impounded funds plus any accrued interest. The sum of Fifty Thousand Dollars ($50,000.00) and the net due Seller as per Exhibit "A" shall be paid to Seller upon signing of this agreement.

Upon execution of this contract an officer of Tradeology will be appointed C.E.O. of Traderight subject to the approval of the NASD and any other regulatory agency. Concurrently, Buyer will establish a bank account in the name of Traderight that will be under the control of said C.E.O. These funds will be considered capital rules under Rule 15-C-3-1 of the Securities and Exchange Act of 1934. This agreement is subject to approval by the NASD and any other regulatory agency.

4.          EXCLUSIONS
--          ----------

This sale does not include any accounts receivable due to Traderight at the date of closing, nor accounts receivable which accrue after the date of closing for transactions placed before the date of closing. For the purpose of this agreement, "transactions placed before the date of closing" shall include only those transactions that have been completed, approved by the client, and transmitted to the appropriate trader or clearing agency before the date of closing.

5.          COLLECTION  OF  ACCOUNTS  RECEIVABL
--          -----------------------------------

All checks or other proceeds received by the Buyer in payment of orders or transactions due to Traderight at the date of closing and in payment of accounts receivable which accrue after the date of closing for orders or transactions placed before the date of closing shall be immediately turned over to the Seller in the form in which they are received. The Seller shall have the right to endorse the name of the Traderight on all checks and other proceeds in a bank account maintained in his/her own name. The Seller covenants that funds in this bank account will first be used to pay all accounts payable and other liabilities incurred by the Traderight up to the date of signing this Purchase and Sale agreement, including liabilities for or in connection with orders or transactions placed before the date of closing.



6.          OBLIGATIONS  OF  SELLER
--          -----------------------

All accounts payable and other liabilities incurred by the firm up to the date of signing this Purchase and Sale agreement, including liabilities for or in connection with orders or transactions placed before the date of signing this Purchase and Sale agreement, shall be paid by the Sellers, and the Sellers shall indemnify and hold the Buyer harmless against all such accounts payable and other liabilities. Buyer is not acquiring, directly or indirectly any of Traderight's liabilities, including but not limited to; the physical plant, equipment, communication lines, leasehold improvements, rent, leases, etc., and no such assumption shall accrue to Buyer by operation of law or otherwise. Buyer will fully cooperate with Seller to facilitate the transfer of the current lease between The Flatly Company and Traderight Corp. to Seller or an assignee of Seller at no cost to Seller. The Buyer further agrees to cooperate to transfer any and all other assets relating to the lease and any and all equipment that is currently located at 2300 North Federal Highway, Boca Raton, Florida 33431 to Seller or an assignee of Seller at no cost to Seller. The Buyer shall have the use of one office of Sellers choice to operate Traderight from its existing location for a period not to exceed ninety (90) days.

7.           CONTRACTS
--          ----------

The Buyer acknowledges that Traderight have made no representations with respect to contracts, arrangements and accounts with the clients of the firm or with respect to contracts, arrangements, or accounts between the firm and any clearing agencies ("Contracts"). The Buyer assumes the risk that all such Contracts may be cancelled at will and without notice, either by the clients of the firm or by the clearing agencies. Traderight make no representation that any Contracts are assignable.

8.          PURCHASE  PRICE
--          ---------------

The purchase price for the assets described in paragraph 2 is Seventy-Five Thousand Dollars ($75,000.00). Any cash on hand and deposit accounts, if any are retained by Buyer are subject to verification by Buyers escrow agent the law firm Beggs and Vecchio at time of closing. Any monies received will be deposited and disbursed through the escrow agent at the time of the closing. Liabilities are excluded from this transaction as provided for in paragraph #6 (see attached Exhibit "A"). In addition, Buyer shall be responsible for all costs incurred in the pursuit of the necessary approvals to consummate this transaction.


9.          CONDUCT  OF  BUSINESS  PENDING  CLOSING
--          ---------------------------------------

Between the date of this agreement and the date of closing, the Buyers shall use their best efforts to conduct, maintain and preserve the business of the Broker/Dealer and its corporation. Up until closing, and at Buyers expense, Buyer shall continue all required reporting and filings as required to maintain compliance with any and all governing bodies.

10.          REPRESENTATIONS  AND  WARRANTIES  OF  BUYER
---          -------------------------------------------

Buyer's purchase of Traderight will not violate any State or Federal security law known to Buyer. Tradeology is in good standing and has authority to engage in this transaction, and this transaction will not violate any agreements to which Buyer is a party. The representations and warranties contained in this section 10 do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained in this section 10 not misleading.

11.          REPRESENTATIONS  AND  WARRANTIES  OF  SELLER
---          --------------------------------------------

Seller  represents  and  warrants  to  Buyer  as  follows:


     11.1     Organization,  Standing,  and  Capitalization  of  Seller.
     ----     ----------------------------------------------------------

a) Traderight is duly organized and validly existing corporation and is in good standing under the laws of the State of Florida. Traderight has the corporate power and authority to own and hold its material properties and to carry on its business as it is now being conducted. Traderight has no subsidiaries or affiliated companies and is not a party to any joint ventures or partnerships.

b) All shares of capital stock of Seller are validly issued and outstanding, fully paid, and non-assessable. There are no outstanding options, warrants, rights, or obligations of any kind entitling the holder thereof to acquire shares of the capital stock of Seller, and there are no outstanding securities or instruments of any kind that are convertible into shares of the capital stock of Seller.

c) Copies of all articles of incorporation and by-laws of the Traderight are to be provided per 11.6 and all such copies are true and correct as of the closing date. The minute books of Traderight, as above, will be made available to Buyer for inspection, and are to be complete in all material respects and accurately record the actions taken by the stockholders and directors of Traderight.

d) The authorized capital stock of Traderight consists exclusively of 1000 shares of Common Stock, par value $1.00 per share, 500 shares of which are validly issued and outstanding, fully paid, and non-assessable.

e) The representations and warranties made by Traderight shall be true and correct in all material respects on and as of the closing date with the same force and effect as though such representations and warranties had been made on and as of the closing date, except for such changes therein as are expressly required or permitted by the terms of this agreement or consented to in writing by purchasers.

     11.2     No  Undisclosed  Liabilities.
     ----     -----------------------------

Except as and to the extent reflected or reserved against in the consolidated financial statements of Traderight, to be provided to Buyer, Traderight, at the dates of such consolidated financial statements, did not have any material liabilities or obligations (whether accrued, absolute, or contingent) required under generally accepted accounting principles to be reflected thereon which would materially and adversely affect the fair presentation of such financial statements. Traderight has not incurred any liability since the date of the consolidated financial statements referred herein which would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of Traderight, other than liabilities that have been incurred in the ordinary course of business.

11.3     Absence  of  Certain  Changes  or  Events.
----     ------------------------------------------

Since  January  1,  2001,  there  has  not  been:

Any materially adverse change in the financial position, results of operations, assets, liabilities, or business of Traderight, other than changes incurred in the ordinary course of business;

11.4     Complete  and  Accurate  Disclosure.
----     ------------------------------------

Neither this Agreement (insofar as it relates to Traderight, the Common Stock of Seller, and the involvement of Traderight in the transactions contemplated hereby) nor any financial statement, schedule, certificate, or other statement or document set forth on a schedule by Traderight to Buyer in connection with this Agreement, when considered in the aggregate, contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading.

11.5     Title to Properties: Absence of Liens and Encumbrances: Compliance with
----     -----------------------------------------------------------------------
Laws.
-----

Except as otherwise disclosed, Traderight has good and marketable title to all of their respective properties and assets, including those reflected in the consolidated financial statements referred to in Section 11.2, except as sold or otherwise disposed of for value and only in the ordinary course of business, free and clear of all liens and encumbrances. Traderight owns or has the rights to use all real and personal properties and assets that are material to the conduct of the business as presently conducted by Traderight.

11.6     Due  Diligence  Period.
----     -----------------------

Traderight shall provide all necessary documents to Buyer which are to include, but are not limited to, if available, all expense sheets, commission sheets, contracts, tax returns, financials, licenses from NASD, SEC or any other applicable jurisdiction, articles of incorporation, certificate of incorporation. Upon receipt of these documents, Traderight agrees that Buyer shall have two (2) days to inspect said documents. If inspection proves the purchase to be unfeasible, or for whatever reason, Buyer may terminate agreement by written notice and any deposits will be refunded to buyer. This section 11.6 shall become null and void upon the signing of this Purchase and Sale agreement.

11.7     Litigation,  Etc.
----     -----------------

There is no litigation, proceeding, or investigation pending or, to the best knowledge of Traderight, threatened against Traderight which would result in any materially adverse change in the condition (financial or otherwise), assets, liabilities, business, operations, or future prospects of Traderight. There are no outstanding orders, writs, injunctions, judgments, decrees, directives, consent agreements or memoranda of understanding issued by any federal, state, or local court or governmental authority or arbitration tribunal issued against or with the consent of Traderight that materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations, or future prospects or that in any manner restricts Traderight right to carry on its business as presently conducted. Traderight is aware of no fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to Traderight would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations, or future prospects of Seller, or would restrict in any manner Traderight's rights to carry on its business as presently conducted. Traderight has disclosed all litigation in which Traderight is involved as a party.

11.8     No  Conflicts  with  Other  Documents
----     -------------------------------------

Neither the execution and delivery of this Agreement nor the carrying our of the transactions contemplated hereunder will result in any violation, termination, or default or acceleration of, or be in conflict with, any terms of any contract or other instrument to which Traderight are a party, or of any judgment, decree, or order applicable to Traderight, or result in the creation of any lien, charge, or encumbrance upon any of its properties or assets, except for any of the foregoing which would not have a material adverse effect upon the financial condition, assets, liabilities, business or operations of Traderight.

11.9     Compliance  with  Laws:  Governmental  Authorizations.
----     ------------------------------------------------------

Except where noncompliance would not have a material and adverse effect upon the condition (financial or otherwise), assets, liabilities, business or operations of Traderight, (i) Traderight is in compliance with all statutes, laws, ordinance, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants franchises, licenses, and other governmental authorizations of approvals applicable to Traderight or any of its properties; and (ii) all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of Traderight as presently conducted have been duly obtained and are in full force and effect, and there are no proceedings pending or, to Traderight knowledge, threatened which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof.

11.10     Authority;  Enforceability.
-----     ---------------------------

The execution, delivery, and performance of this Agreement by Seller have been duly and validly authorized by its Board of Directors, subject only to requisite approval by appropriate governmental regulatory authorities and stockholders. This Agreement is a valid and binding agreement of Sellers, enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

11.11     Insurance.
-----     ----------

All insurance policies held by Traderight relating to its operations (except for title insurance policies) are in full force and effect. Traderight's have not received any notice of cancellation with respect to any such policies and has no reason to expect that it will receive a notice of cancellation from any of its present insurance carriers.

11.12     Binding  Obligations.
-----     ---------------------

This agreement has been duly executed and delivered by Buyer, Seller and Traderight and is a legal, valid and binding obligation of Buyer, Seller and Traderight, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights or the availability of equitable remedies.

11.13     Performance  and  Closing
-----     -------------------------

a) Traderight shall have complied with and performed in all material respects all covenants and obligations required by this agreement to be complied with or performed by Traderight on or prior to the closing date

b) Closing shall take place and final monies of $25,000.00 disbursed upon receipt of all required regulatory approvals, including but not limited to the NASD, SEC, and the State of Florida. Current principals must stay on at Buyer's sole expense without change or substitution until necessary approvals are received. Further, upon execution of this agreement Buyer may, at their discretion register its personnel with Traderight.


12.          BUSINESS  ACTIVITIES
---          --------------------

Upon execution of this Agreement, registration of Buyers licensed personnel and the substitution of Seller's net capital, Buyer may then conduct business as provided for by the NASD in Traderight's Membership Agreement. Specifically, the Buyer, prior to change of ownership may conduct Proprietary Trading, which is already approved by the NASD.

Buyer may conduct any business prior to ownership change. Buyer will be responsible for any decreases in Net Capital and assume all liabilities for the operation of such new business.

a) Buyer must be permitted to open a separate account under the corporate name Traderight with Tradeology designated principal as sole signatory.

b) Current principals of Traderight must stay on without change or substitution until necessary approvals are received at Buyer's sole expense.

c) If this transaction fails to close for any reason all transactions, payments, and deposits shall be immediately reversed, allowing for losses. Buyer agrees to indemnify and hold Seller and Traderight harmless of and from any and all liabilities, losses, or damages arising out of said Business Activities.

Seller may continue to clear all current and future trades through Traderight at cost plus 25% on clearing firm charges. Seller shall be entitled to all ticket profits from all trades from any existing accounts. Buyer shall have the sole right to terminate said relationship by providing a written 30-day notice.

13.          CORPORATE  NAME
---          ---------------

At the time of execution of this Agreement, or as shortly thereafter as may be reasonably possible, Traderight shall cause the corporate name, and business, including licenses, customers, goodwill, registrations, and the like, to be transferred to Buyer in such manner so that Buyer has the name Traderight Securities after the sale. Traderight shall cause all of the existing business and assets (excluding the current lease and other assets listed on Exhibit "A") of Traderight to be transferred to Buyer, free and clear of liens, encumbrances, liabilities, and claims, as of the closing date and shall file such documents with the State of Florida as may be necessary to transfer the name "Traderight Securities" to Buyer.

14.          INDEMNIFICATION  BY  SELLER
---          ---------------------------

Maximum  Liability.   Notwithstanding  anything  contained  in  the  Agreement
document and or its respective Exhibits or attachments or other documents attached hereto or delivered to Tradeology by Seller and or Traderight or agents, the Seller's maximum aggregate liability for any damages under any
Section in this Agreement document and or its respective Exhibits or attachments or other documents attached hereto shall not be in excess of $25,000.00 (twenty-five thousand dollars). There shall be a minimum deductible of $1,000.00 (one thousand dollars) for any single occurrence relating to any indemnification by the Seller. Furthermore, if any payment is due pursuant to this indemnification section or any indemnification sections or any other sections relating to Seller, Tradeology will only use as its sole recourse the twenty five thousand dollars ($25,000.00) being held in escrow to pay any damages. Tradeology's sole recourse in the event of any indemnification and damages will be limited to a set-off of such amounts against the remaining twenty five thousand dollars ($25,000.00) being held in escrow. The parties agree that this INDEMNIFICATION BY SELLER paragraph 14 (a) shall supersede any and all other indemnifications, if there is a conflict. The term for this INDEMNIFICATION BY SELLER shall expire ninety (90) days from the date of this agreement.

15.          NOTICES
---          -------

Any notice, demand, offer or other written instrument required or permitted to be given, made or sent hereunder shall be in writing, signed by the party giving or making same, and shall be sent by United States Mail, registered or certified, return receipt requested, postage prepaid, to the Seller or Buyer at its registered office and to Buyer and Seller at his current address as it appears in the records of the corporation. The date of mailing of any offer, demand, notice or instrument, and shall be effective from such date. Any party may form time-to-time change his address to which notice is to be sent pursuant hereto by sending notice of such change in conformity with the foregoing requirements to the Corporation and parties hereto or any legal representative of the Estate of the deceased Stockholder.

16.          ENTIRE  AGREEMENT,  MODIFICATION,  ETC.
---          ---------------------------------------

This contract contains the entire Agreement of the parties hereto; and no modification, amendment, change, or discharge of any terms or provisions of the Agreement shall be binding or valid unless the same is in writing and signed by all the parties hereto. No waiver of any of the terms of this Agreement shall be valid unless signed by the party against whom such waiver is asserted. This Agreement revokes all other such proposed agreements in existence.

17.          EXPENSES  AND  BROKER  RECOGNITION.
---          -----------------------------------

Whether or not the transaction hereunder is consummated, each party to the agreement shall pay its own expenses relating hereto, including fees and disbursements of its counsel and accountants. The parties understand and agree that there was no brokerage services rendered and no broker is due a fee or commission in this transaction.



18.          GOVERNING  LAW
---          --------------

This Agreement shall be governed by, and shall be interpreted in accordance with, the laws of the State of Florida or, to the extent applicable, the federal laws of the Untied States of America. The parties agree that if there are any disagreements between the parties, that the parties will first use mediation to settle any dispute and if mediation is not successful they will use binding arbitration (the American Arbitration Association) in Palm Bach County Florida.

19.          TIME  IS  OF  THE  ESSENCE
---          --------------------------

The parties acknowledge and agree that time is of the essence in the execution of this agreement and in the completion of the sale and the accompanying responsibilities herein set forth.

20.          INDEMNIFICATION  BY  SELLER
---          ---------------------------

Seller agrees to indemnify and hold Buyer, any affiliated companies and officers harmless of and from any and all liabilities, losses, or damages, arising out of any gross misrepresentation, breach of warranty, or nonfulfillment of any provision of this agreement, including but not limited to any error or omissions in any statement delivered to Buyer or any claim, liability, or obligation of Seller including but not limited to Sellers involvement with INFe.com, Inc. business address 8000 Towers Cresent Drive, Vienna, VA, Seller agrees that at Buyers sole discretion prior to a closing, Seller will release Buyer from all provisions of this contract rendering it null and void, Seller will make Buyer whole and Seller will indemnify and hold Buyer harmless of and from any and all liabilities, losses, or damages arising out of any circumstance pertaining to, or arising out of Sellers negotiations, verbal or written contractual obligations, intent of the parties, commitments, misrepresentation, etc. involving INFe.com, Inc. The indemnification shall in no event exceed twenty five thousand dollars ($25,000.00).

21.          GENERAL
---          -------

The section heading contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors but shall not be assigned to and shall not create any rights in favor of any other party. Any purported assignment in violation of this Section shall be void.






          IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals this 27th day of March 2001.

SIGNED,  SEALED  AND  DELIVERED

IN  THE  PRESENCE  OF:






______________________________________









Traderight,  Corp.  d/b/a
Traderight  Securities  a
Florida  Co.,  Sole  shareholder

By:______________________________
   Paul  W.  Gardyn




Attest:______________________________



Tradeology  Securities,  LLC


By:__________________________________
   Jygnesh  Patel,  Managing  Member


Attest:_